Exhibit 10.16

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THE EXHIBIT BECAUSE IT IS EITHER (i) NOT MATERIAL AND (ii) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL, OR DISCLOSURE OF SUCH INFORMATION WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. REDACTED INFORMATION IS MARKED WITH A [*****]

STRATEGIC PARTNERSHIP PROJECT AGREEMENT WITH NON-FEDERAL SPONSORS

Strategic Partnership Project Agreement No. 23SP817 Between

Battelle Energy Alliance, LLC (BEA)

Operating Under Contract No. DE-AC07-05ID14517 for the

U. S. Department of Energy (DOE) And

Nano Nuclear Energy, Inc. (NANO, Sponsor)

The obligations of the above-identified DOE Site/Facility Management Contractor shall apply to any successor in interest to said contractor continuing the operation of the DOE facility involved in this Strategic Partnership Project (SPP) Agreement.

TERMS AND CONDITIONS

Article I. PARTIES TO THE AGREEMENT

The U.S. Department of Energy Contractor, Battelle Energy Alliance, LLC, hereinafter referred to as the “Facility Contractor,” has been requested by NANO, hereinafter referred to as the “Sponsor,” collectively referred to as the “Parties,” to use best efforts to perform the work set forth in the Statement of Work (SOW) Mod 0 dated 12/08/2022, attached hereto as Appendix A. It is understood by the Parties that, the Facility Contractor is obligated to comply with the terms and conditions of its Facility Prime Contract with the United States Government (hereinafter called the “Government”) represented by the United States Department of Energy (hereinafter called the “Department” or “DOE”) when providing goods, services, products, materials, or information to the non-Federal Sponsor under this Agreement.

Article II. TERM OF THE AGREEMENT

The Facility Contractor’s estimated period of performance for completion of the SOW is six (6) months from the effective date. The effective date of this Agreement shall be the later of (1) the date on which it is signed by the last of the Parties or (2) the date on which the Facility Contractor receives advance funding from the Sponsor. The term of this Agreement may be extended by mutual, written agreement of the Parties.

Article III. COSTS

1.	The Facility Contractor estimated cost for the work to be performed under this Agreement is
[*****].

2.	The Facility Contractor has no obligation to continue or complete performance of the work at a cost in excess of its estimated cost, including any subsequent amendment.

3.	The Facility Contractor agrees to provide at least 30 days’ notice to the Sponsor if the actual cost to complete performance will exceed its estimated cost.

Article IV. FUNDING AND PAYMENT

The Sponsor shall provide sufficient funds in advance to ensure that Facility Contractor’s costs do not exceed the balance of advance funds until costs are invoiced and paid. This advance shall also cover the anticipated termination cost that the Contractor would incur if the Agreement were terminated. The Facility Contractor shall have no obligation to perform in the absence of adequate advance funds.

The Sponsor shall pay the Facility Contractor as follows:

A.	Advance Payment. The Sponsor shall fully advance [*****] payable upon execution of the Agreement. Full advance payment shall be recorded in the Facility Contractor’s account. Advance payment in excess of total costs incurred by the Facility Contractor under this Agreement shall be refunded to the Sponsor.

B.	Monthly Payments. The Contractor shall electronically send no-cost monthly invoices to the Sponsor.

1.	Invoices will be submitted electronically to the Sponsor at the following address:
accounting@nanonuclearenergy.com
Jay Yu
Chairman and President Nano
Nuclear Energy Inc. 1411
Broadway 38th FL New York,
New York 10018 Office Line:
Telephone: [*****]

2.	Payments by the Sponsor will be directed as follows:

Wire Transfer:	U.S. Bank [*****]
ABA Routing No.: [*****]
Account No.: [*****]
SWIFT Code: [*****]

Check Payment:	Battelle Energy Alliance, LLC
For Agreement No. 23SP817 Attn:
Accounting
[*****]

For check payment include Agreement Number and all invoice numbers being paid on the check. For wire transfers, include Agreement Number and invoice number on the receiver info-line and list all invoice numbers being paid on the sender info-line.

C.	Applicable Currency. All payments due the Facility Contractor under this Agreement, including cost estimates and obligations of funds, shall be in United States dollars (U.S.$).

Article V. SOURCE OF FUNDS

The Sponsor hereby represents that, if the funding it brings to this Agreement has been secured through other agreements, those other agreements do not have any terms and conditions (including intellectual property terms and conditions) that conflict with the terms and conditions of this Agreement.

Article VI. TANGIBLE PERSONAL PROPERTY

Upon termination of this Agreement, tangible personal property or equipment produced or acquired in conducting the work under this Agreement shall be owned by the Sponsor. Tangible personal property or equipment produced or acquired as part of this Agreement will be accounted for and maintained during the term of the Agreement in the same manner as Department of Energy property or equipment. Costs incurred for disposition of property shall be the responsibility of the Sponsor and included in costs allocated in Article III or paid separately by the Sponsor.

Article VII. PUBLICATION MATTERS

The publishing Party shall provide the other Party a thirty (30) day period in which to review and comment on proposed publications that disclose any of the following generated in the course of the Agreement: technical developments, research findings, or identify Proprietary Information (as defined in paragraph 1.B of Article XV). The publishing Party shall not publish or otherwise disclose Proprietary Information identified by the other Party, except as mandated by law.

The Sponsor will not use the name of Facility Contractor or the United States Government or their employees in any promotional activity, such as advertisements, with reference to any product or service resulting from this Agreement, without prior written approval of the Government and Facility Contractor.

Article VIII. LEGAL NOTICE

The Parties agree that the following legal notice shall be affixed to each report furnished to the Sponsor under this Agreement and to any report resulting from this Agreement which may be distributed by the Sponsor:

DISCLAIMER

This report may contain research results which are experimental in nature. Neither the United States Government, nor any agency thereof, nor Facility Contractor, nor any of their employees, makes any warranty, express or implied, or assumes any legal responsibility for the accuracy, completeness, or usefulness of any information, apparatus, product, or process disclosed, or represents that its use would not infringe privately owned rights. Reference to any specific commercial product, process, or service by its trade name, trademark, manufacturer, or otherwise, does not constitute or imply an endorsement or recommendation by the United States Government or any agency thereof, or by the Facility Contractor. The United States Government reserves for itself a royalty-free, worldwide, irrevocable, non-exclusive license for Governmental purposes to publish, disclose, distribute, translate, duplicate, exhibit, prepare derivative works, and perform any such data included herein. The views and opinions of authors expressed herein do not necessarily state or reflect those of the United States Government or any agency thereof, or by the Facility Contractor and shall not be used for advertising or product endorsement purposes.

Article IX. DISCLAIMER

THE GOVERNMENT AND THE FACILITY CONTRACTOR MAKE NO EXPRESS OR IMPLIED WARRANTY AS TO THE CONDITIONS OF THE RESEARCH OR ANY INTELLECTUAL PROPERTY, GENERATED INFORMATION, OR PRODUCT MADE OR DEVELOPED UNDER THIS STRATEGIC PARTNERSHIP PROJECT AGREEMENT, OR THE OWNERSHIP, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE RESEARCH OR RESULTING PRODUCT; THAT THE GOODS, SERVICES, MATERIALS, PRODUCTS, PROCESSES, INFORMATION, OR DATA TO BE FURNISHED HEREUNDER WILL ACCOMPLISH INTENDED RESULTS OR ARE SAFE FOR ANY PURPOSE INCLUDING THE INTENDED PURPOSE; OR THAT ANY OF THE ABOVE WILL NOT INTERFERE WITH PRIVATELY OWNED RIGHTS OF OTHERS. NEITHER THE GOVERNMENT NOR THE FACILITY CONTRACTOR SHALL BE LIABLE FOR SPECIAL, CONSEQUENTIAL, OR INCIDENTAL DAMAGES ATTRIBUTED TO SUCH RESEARCH OR RESULTING PRODUCT, INTELLECTUAL PROPERTY, GENERATED INFORMATION, OR PRODUCT MADE OR DELIVERED UNDER THIS STRATEGIC PARTNERSHIP PROJECT AGREEMENT.

Article X. GENERAL INDEMNITY

Except for any loss, liability, or claim resulting from any willful misconduct or negligent acts or omissions of the Government, the Facility Contractor, or persons acting on their behalf (“Indemnified Parties”), the Sponsor agrees to indemnify and hold harmless the Indemnified Parties against any loss, liability, or claim, including all damages, costs, and expenses, including attorney’s fees, directly relating to:

1.	injury to or death of persons or other living things or injury to or destruction of property arising out of the performance of the Agreement by the Indemnified Parties; or

2.	use of the services performed, materials supplied, or information given under the Agreement by any person including the Sponsor or Facility Contractor.

Article XI. PRODUCT LIABILITY INDEMNITY

Except for any loss, liability, or claim resulting from any willful misconduct or negligent acts or omissions of the Government, the Facility Contractor, or persons acting on their behalf (“Indemnified Parties”), the Sponsor agrees to hold harmless and indemnify the Indemnified Parties against any losses, liabilities, and claims, including all damages, costs, and expenses, including attorney’s fees, arising from personal injury or property damage occurring as a result of the making, using, or selling of a product, process, or service by or on behalf of the Sponsor, its assignees, or licensees, which was derived from the work performed under this Agreement.

For purposes of this Article, neither the Government nor the Facility Contractor shall be considered assignees or licensees of the Sponsor, as a result of reserved Government and Facility Contractor rights. This Article shall apply only if the Sponsor was:

1.	informed as soon and as completely as practical by the appropriate Indemnified Party of the allegation or claim;
2.	afforded, to the maximum extent by applicable laws, rules, or regulations, an opportunity to participate in and control its defense Facility Contractor; and
3.	given all reasonably available information and reasonable assistance requested by the Sponsor.

No settlement for which the Sponsor would be responsible shall be made without the Sponsor’s consent, unless required by a court of competent jurisdiction.

Article XII. INTELLECTUAL PROPERTY INDEMNITY - LIMITED

The Sponsor shall indemnify and hold harmless the Government, the Facility Contractor, and persons acting on their behalf (“Indemnified Parties”) against any losses, liabilities, and claims, including all damages, costs, and expenses, including attorney’s fees, for infringement of any United States patent, copyright, trade secret, or other intellectual property right if arising out of any acts required or directed by the Sponsor to be performed under this Agreement to the extent such acts are not already performed at the facility. Such indemnity shall not apply to a claim or allegation of infringement that is settled without the consent of the Sponsor unless required by a court of competent jurisdiction.

Article XIII. NOTICE AND ASSISTANCE REGARDING PATENT AND COPYRIGHT INFRINGEMENT

Each Party shall report to the other Party, promptly and in reasonable written detail, each claim or allegation of infringement of any patent, copyright, trade secret, or other intellectual property right based on the performance of this Agreement of which a Party has knowledge. In the event of any claim or suit against a Party based on such alleged infringement, the other Parties shall furnish to the Party, when requested by the Party, all evidence and information in the possession of the other Party pertaining to such suit or claim.

Article XIV. PATENT RIGHTS

The terms and conditions of this agreement are not intended to be used for research and development, software development, or where there is a possibility of any intellectual property being conceived or created. If an invention, discovery, software code, other work subject to copyright, or other intellectual property is conceived or created during the performance of this agreement by the Facility Contractor or other persons acting on behalf of the Facility Contractor, the Facility Contractor or the United States Government shall own the intellectual property subject to the provisions of the Facility Contractor’s DOE contract. No title, license, or any other rights to such intellectual property is conveyed to the Sponsor under this agreement. Such rights, if available, would require a license from the Facility Contractor.

Article XV. FACILITY SERVICES AGREEMENT - PROPRIETARY

1.	The following definitions shall be used:

A.	“Generated Information” means information produced in the performance of this Agreement or any Facility subcontract under this Agreement.

B.	“Proprietary Information” means information which is developed at private expense, is marked as Proprietary Information, and embodies (1) trade secrets or (2) commercial or financial information which is privileged or confidential under the Freedom of Information Act (5 U.S.C. 552 (b)(4)).

C.	“Unlimited Rights” means the right to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner for any purpose, and to have or permit others to do so.

2.	As directed by the Sponsor, Generated Information produced under this Agreement may be marked as Proprietary Information and provided to the Sponsor before termination of this Agreement. If the Sponsor provides Proprietary Information, which is not Generated Information, to the Facility Contractor to perform the work, such Proprietary Information will be destroyed or returned to the Sponsor as directed in writing from the Sponsor. The DOE, the Facility Contractor and the Sponsor shall have Unlimited Rights in all Generated Information, as well as Generated Information marked as Proprietary Information and Proprietary Information provided by the Sponsor, but only to the extent such Proprietary Information is not removed from the Facility Contractor’s facility before termination of this Agreement. The Sponsor agrees that the Facility Contractor may provide to the DOE, a non-proprietary description of the work to be performed under this Agreement.

Article XVI. ASSIGNMENT AND NOTIFICATION

Neither this Agreement nor any interest therein or claim thereunder shall be assigned or transferred by either Party, except as authorized in writing by the other Party to this Agreement; provided, however, the Facility Contractor may transfer it to the Department, or its designee, with notice of such transfer to the Sponsor, and the Facility Contractor shall have no further responsibilities except for the confidentiality, use, and/or non-disclosure obligations of this Agreement.

If the Sponsor intends to assign or transfer any interest in this Agreement to a third party or the Sponsor is merging or being acquired by a third party, the Sponsor shall notify the Facility Contractor with details of the pending action for a determination. The Facility Contractor shall reply in writing whether such transfer is acceptable or invoke the termination clause.

Article XVII. SIMILAR OR IDENTICAL SERVICES

The Government and/or Facility Contractor shall have the right to perform similar or identical services in the Statement of Work for other Sponsors as long as the Sponsor’s Proprietary Information is not utilized.

Article XVIII. EXPORT CONTROL

A.	The Parties understand that, to the extent materials and information resulting from the performance of this agreement are subject to export control laws, each Party is responsible for its own compliance with such laws.

B.	The Parties acknowledge that to the extent the activities covered by this Agreement are subject to U.S. export control laws, (i) transactions with certain persons, and (ii) the exportation of certain types and levels of technologies and services, are prohibited or restricted. These laws include, without limitation, the Arms Export Control Act, the Export Administration Act, the International Emergency Economic Powers Act, and the Atomic Energy Act and regulations issued pursuant to these, including the Export Administration Regulations (EAR)(15 CFR Parts 730-774), the International Traffic in Arms Regulations (ITAR) (22 CFR Parts 120-130), the Nuclear Regulatory Commission and Department of Energy export regulations (10 CFR Parts 110 and 810) and the Office of Foreign Assets Control regulations (OFAC)(31 CFR Chapter V).

C.	Export licenses or other authorizations from the U.S. Government may be required for the export of goods, technical data or services under this Agreement. The Parties acknowledge that export control requirements may change and that the export of goods, technical data or services from the U.S. without an export license or other appropriate governmental authorization may result in criminal liability.

D.	Each Party is responsible for its own compliance with laws and regulations governing export controls and acknowledges that it can contact the U.S. Departments of Commerce, State, and Energy.

Article XIX. DISPUTES

The Parties shall attempt to jointly resolve all disputes arising from this Agreement. In the event a dispute arises under this Agreement, the Sponsor is encouraged to contact Facility Contractor’s Technology Partnerships Ombudsman in order to resolve such dispute before pursuing third-party mediation or other remedies. If the Parties are unable to jointly resolve a dispute within sixty (60) days, the Parties agree to submit the dispute to a third-party mediation process that is mutually agreed upon by the Parties.

Article XX. ENTIRE AGREEMENT AND MODIFICATIONS

1.	This Agreement with its appendices contains the entire agreement between the Parties with respect to the subject matter hereof, and all prior representations or agreements relating hereto have been merged into this document and are thus superseded in totality by this Agreement.

2.	Any agreement to materially change any terms or conditions of this Agreement or the appendices shall be valid only if the change is made in writing, executed by the Parties hereto, and approved by DOE.

Article XXI. TERMINATION

This Agreement may be terminated by either Party following thirty (30) days written notice to the other Party. If Article IV provides for advance funding, this Agreement may also be terminated by the Facility Contractor in the event of failure by the Sponsor to provide the necessary advance funding. In the event of termination either by the Sponsor or by the Facility Contractor (e.g., for lack of advance funding), the Sponsor shall be responsible for the Facility Contractor’s costs (including closeout costs), but in no event shall the Sponsor’s cost responsibility exceed the total cost to the Sponsor as described in Article III, above.

It is agreed that any obligations of the Parties regarding Proprietary Information or other intellectual property will remain in effect, despite early termination of the Agreement.

Article XXII. FOREIGN GOVERNMENT-SPONSORED TALENT RECRUITMENT PROGRAM (FGSTRP) OR OTHER FOREIGN GOVERNMENT-SPONSORED OR AFFILIATED ACTIVITY (OFGSAA)

The Sponsor and all lower-tiers shall certify if any employee(s) or subcontractor employee(s) who are working under this Agreement either on-site at a DOE NNSA site/facility or in DOE/NNSA/contractor leased space are participating in a FGSTRP or OFGSAA as defined in Attachment 2 of DOE O 486.1A, which is available at https://www.directives.doe.gov/directives-documents/400-series/0486.1-BOrder-a. Countries that are identified as “Foreign Country of Risk” are People’s Republic of China, Russia, North Korea, and Iran and is subject to change upon DOE request.

A.	Sponsor shall notify Facility Contractor within five (5) business days of any personnel changes under this Agreement that result in any change to Sponsor’s certification under this requirement.

B.	Failure to report or falsify to this requirement may result in exercising contractual remedies in accordance with the terms of this Agreement.

C.	Facility Contractor reserves the right to remove any employee(s) participating in the FGSTRP or OFGSAA from performing any work under this Agreement from any facilities of the INL or from any other DOE/NNSA site/facility (including a DOE/NNSA contractor leased facility). To the extent the U.S. Department of Energy requires the Sponsor employee(s) participating in the FGSTRP or OFGSAA to be removed from performing any further work under this Agreement, the Sponsor shall do so unless such employee(s) agree to discontinue his/her/their participation in the FGSTRP or OFGSAA.

D.	Sponsor agrees that it shall not submit any request for claim or request for equitable adjustment against Facility Contractor as a result of direction under this subparagraph.

In witness whereof, the Parties have executed this Agreement.

BATTELLE ENERGY ALLIANCE, LLC:		NANO NUCLEAR ENERGY INC.:

Name:	Stefanie D. Johnston	Name:	Jay Jiang Yu
Title:	Agreement Specialist, Lead	Title:	Chairman and President
Date:	February 14, 2023	Date:	February 1, 2023
Signature:	/s/ Stefanie D. Johnston	Signature:	/s/ Jay Jiang Yu

Appendix A Statement of Work, Mod 0

12/08/2022

Expert Design Review Panel of the NANO Nuclear Energy Inc. (NANO) Zeus Reactor Design

SPP No. 23SP817

1.	BACKGROUND AND PURPOSE

The purpose of this project is to provide an expert design review panel of the NANO Nuclear Energy Inc. (NANO) Zeus Reactor design. This review panel will provide recommendations on the current design as well as outline a path forward for further design and collaboration between Battelle Energy Alliance, LLC (BEA), the management and operating contractor of the Idaho National Laboratory (INL), and NANO.

BEA is uniquely suited to this broad conceptual-based review of a microreactor concept. As the Department of Energy’s (DOE) lead nuclear national laboratory, BEA leads nuclear reactor and fuel development from concept to completion. BEA manages several DOE nuclear programs focused on reactor design and modernization. BEA has the infrastructure and the expertise to provide the technical review support to NANO.

2.	SCOPE OF WORK

BEA will review technical information from NANO on their reactor design, siting, fuel, and decommissioning strategy. BEA will organize a Panel Review Workshop to discuss each of the focus areas identified below. The review panel will ask questions to better understand the design and assumptions of the Zeus reactor. Following the review, BEA subject matter experts (SMEs) will provide written feedback for recommended design options, questions, or areas to explore. This will inform future collaborations between BEA and NANO. The areas identified for review are identified below:

Session	Topic Area	Session	Topic Area
1	Design Overview	8	Transportation
2	Core Design	9	Instrument and Controls
3	Fuel and Fuel Alternative	10	Licensing
4	Reactivity Control	11	Decommissioning/Fuel Disposition
5	Heat Removal	12	NEPA/Siting
6	Shielding	13	Siting
7	Safety Case	14	Wrap Up

SPP No. 23SP817

3.	TASKS

Task 1: Provide Zeus design documentation, assumptions, and objectives (e.g., 10-year operation) for BEA to review. BEA must have 15 working days to review prior to panel discussion.

Task 2: Finalize topics, schedule, and attendees list for review panel.

Task 3: Host review panel at INL. Various SMEs will attend sessions as outlined above. Task 4: Feedback compilation and plan for future development.

Task No.	Tasks	Contractor Role/Responsibilities	Duration in Months
1	Design Information	NANO: Provide to BEA	1
2	Schedule Review	BEA	1
3	Host Review	BEA	0.1
4	Wrap Up	BEA	1

* Task Start/Finish dates listed in months from the date of execution of this agreement.

4.	DELIVERABLES

Task No. Reference	Deliverable
4	Compilation of Feedback and Questions
4b	Outline of path forward for future collaboration.

5.	TECHNICAL POINTS OF CONTACT

Contractor	Sponsor
Gerhard Strydom	James Walker
National Technical Director, DOE-NE ART Gas-	Chief Executive Officer
Cooled Reactor Program	Nano Nuclear Energy Inc.
Battelle Energy Alliance, LLC	1411 Broadway 38th FL
[*****]	New York 10018
E-mail: [*****]
E-mail: [*****]	Telephone: [*****]
Telephone: [*****]

SPP No. 23SP817, Mod 1

Modification No. 1 to

Strategic Partnership Project (SPP) Agreement No. 23SP817

Between

Battelle Energy Alliance, LLC (BEA, Contractor)

Operating Under Contract No. DE-AC07-05ID14517 for the

U. S. Department of Energy

And

Nano Nuclear Energy, Inc. (NANO, Sponsor)

WHEREAS both Parties have entered into the above-identified SPP and desire to amend said Agreement.

NOW THEREFORE, the Parties hereby agree to extend the period of performance by modifying as follows:

1.	ARTICLE II: Term of the Agreement:

Article II is modified by striking, “The Facility Contractor’s estimated period of performance for completion of the SOW is six (6) months from the effective date,” and replace it with, “The Facility Contractor’s estimated period of performance for completion of the SOW is from 07/06/2023 through 01/03/2025.”

Article II will now read as follows:

The Facility Contractor’s estimated period of performance for completion of the SOW is from 07/06/2023 through 01/03/2025. The term of this Agreement may be extended by mutual, written agreement of the Parties.

All other terms and conditions of the Agreement shall remain unchanged and in full force and effect.

BATTELLE ENERGY ALLIANCE, LLC:		NANO NUCLEAR ENERGY, INC.:

Name:	Stefanie D. Johnston	Name:	James Walker
Title:	Agreement Specialist, Lead	Title:	Chief Executive Officer
Date:	December 6, 2023	Date:	December 6, 2023
Signature:	/s/ Stephanie D. Johnston	Signature:	/s/ James Walker

Page 1 of 1 Modification